
ENGAGEMENT LETTER

Muscle Maker, Inc.
18818 Teller Ave, Suite 115
Irvine, CA 92612

Wellington Shields & Co.
140 Broadway, 44th Floor
New York, NY 10005

WELLINGTON SHIELDS & CO.LLC

MEMBER NEW YORK STOCK EXCHANGE

140 Broadway New York, NY 10005

WELLINGTON SHIELDS & CO. LLC

MEMBER NEW YORK STOCK EXCHANGE

140 Broadway New York, NY 10005

July 10, 2016

Mr. Tim Betts
Chairman
Muscle Maker, Inc.
18818 Teller Ave, Suite 115
Irvine, CA 92612

Dear Mr. Tim Betts,

This letter confirms our complete understanding with respect to the retention of Wellington Shields & Co. ("Wellington"), a registered broker/dealer as the exclusive financial advisor to Muscle Maker, Inc. (the "Company" or "Muscle Maker"), as it relates to investment banking services that the Company might need in the United States in relation to a Regulation A Offering.

Upon the terms and subject to the conditions set forth hereinafter, the parties hereto agree as follows:

1. Appointment. The Company hereby retains Wellington and Wellington hereby agrees to act as the Company's exclusive financial advisor as more specifically set forth in paragraph 2 below, effective as of the date hereof (the "Effective Date").

2. Scope and Certain Conditions of Services. The Company hereby retains Wellington to consult with and advise the Company with respect to various financial matters, including:

   a. Accept investor data from Company via means that will be established by mutual agreement of the parties;

   b. Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering ("AML"), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

   c. Review subscription agreements received from prospective investors to confirm they are complete;

   d. Contact Company and/or Company's agent, if needed, to gather additional information or clarification from prospective investors;

   e. Advise Company as to permitted investment limits for investors pursuant to Regulation A, Tier 2;

f. Provide Company with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

g. Transmit data to transfer agent as book-entry data for maintaining Company's responsibilities for managing investors (investor relationship management, aka "IRM") and for maintaining future good-delivery and recordkeeping; and

h. Keep investor details and data confidential and do not disclose to any third-party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML).

3. Fees and Compensation. In consideration for the services rendered by Wellington hereunder, the Company agrees to pay Wellington the following fees and other compensation:

a. A non-refundable engagement fee (the "Retainer") in the amount of twenty-five thousand dollars ($25,000) to be payable to Wellington by the Company at the time of signing this letter.

b. A success fee (the "Placement Success Fee") for capital raise, payable upon the successful completion of the Placement, equal to six percent (6%) of the gross proceeds of the Placement. The Placement Success Fee is due and payable to Wellington immediately upon the closing of the Placement and shall be disbursed directly to Wellington simultaneously with the delivery of the proceeds of the Placement to the Company.

c. At the time of closing the placement, the Company also shall pay Wellington non-callable warrants of the Company (the "Placement Agent Warrants") issuable to Wellington, or its designee simultaneously with the closing of the Placement, equal to three percent (3%) warrant coverage of the amount raised. The Placement Agent Warrants shall entitle the holder thereof to purchase securities of the Company at a purchase price equal to 110% of the implied price per share of the Placement or 110% of the public market closing price of the Company's common stock on the date of the Placement, whichever is lower, and shall be exercisable for a period of five years after the closing of the Placement. The Placement Agent Warrants shall be satisfactory in form and substance to Wellington and its counsel and shall contain provisions for, among other things, cashless exercise. Wellington will also be entitled to compensation resulting from any cash generated by the company from the exercise of any warrants issued to investors introduced to the company by Wellington that participate in the offering.

d. The Company agrees to reimburse Wellington for its direct expenses within 10 days of submission but Wellington must get prior written approval from the Company before submitting any expenses.

4. Term of Retention. The Company hereby retains Wellington to provide the services set forth in Section 2 above during the Offering period, commencing on the date hereof and until the earlier of the completion or cancellation of the Offering or the termination of this Agreement as provided in this section. Either Party may terminate their participation in this

Agreement by giving 30 days' notice via email to the other at any time or either party may restart this engagement immediately. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of termination.

In the event of any termination, the obligation to pay the Fees and Compensation set forth in paragraph 3 (a) and (b), and the Expenses as set forth in paragraph 3 (c) shall survive any termination or expiration of this Engagement Agreement. Moreover, it is expressly understood and agreed by the parties hereto that any financing, whether debt or equity, of the Company, secured or placed within twelve (12) months of the termination or expiration of this Engagement Agreement with any investors or lenders, provided that the prospective investor candidate was presented information on the Company by Wellington and had discussion with Wellington during the Term shall result in such fees and compensation being due and payable by the Company to Wellington as required by paragraph 3 of this Engagement Agreement.

5. Preferential Right. If the Company closes a Placement or a Transaction during the Term, for the twelve month period commencing on the later of (i) the date of the closing of the Placement or (ii) the date of the closing of any Transaction, Wellington shall have a preferential right whereby the Company will offer Wellington the first opportunity to provide any financing arrangements to the Company.

6. Public Announcements. During the Term, and prior to any press release or other public disclosure relating to services hereunder which is legally allowed by law, the Company and Wellington shall confer and reach agreement upon the contents of any such disclosure. **Prior to the funding, Wellington shall not be mentioned in any Company press releases.** At no time should the name of the investor funding the deal be used in any public press release.

7. No General Solicitation. Any offers made in connection with the placement of the Securities will be made only to prospective purchasers on an individual basis and no general solicitation or general advertising in any form will be used to place the Securities.

8. Communications. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or faxed and confirmed by letter or sent by overnight delivery service, to the party whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:

Mr. Tim Betts
Chairman
Muscle Maker, Inc.
18818 Teller Ave, Suite 115
Irvine, CA 92612

To Wellington:

Mr. Edward Cabrera
Head of Investment Banking
Wellington Shields & Co.
140 Broadway, 44th Floor
New York, NY 10005

9. Miscellaneous. This Engagement Agreement shall be governed in accordance with the laws of the State of New York without giving effect to conflicts of laws generally.

This Engagement Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there is no agreements or understandings with respect hereto which are not contained in this Engagement Agreement. This Engagement Agreement may be modified only in writing signed by the party to be charged.

If the foregoing correctly sets forth out understanding with respect to the subject matter hereto, please confirm the same by executing and returning to us the duplicate copy of this Engagement Agreement. Wellington will remain committed to entering into this agreement provided it is executed by you on or before July 29, 2016.

Very Truly Yours,

/s/ Mr. Tim Betts	*/s/ Mr. Edward Cabrera*
Mr. Tim Betts	Mr. Edward Cabrera
Chairman	Head of Investment Banking
Muscle Maker, Inc.	Wellington Shield & Co.

Agreed and Accepted

As of this 10th day of July 2016

ATTACHMENT 1

AUTHORIZATION OF PAYMENT

I, Mr. Tim Betts, on behalf of Muscle Maker, Inc., authorize the lender/investor to pay Wellington Shields & Co. LLC directly from escrow at the time of closing of any funding as mentioned in clause 3a of the engagement letter dated July 10, 2016. This authorization is to remain in full force and effect unless written authorization by Wellington Shields & Co., LLC is provided to the lender/investor to revoke this agreement. Please wire the funds to the wire instructions provided below.

/s/ Mr. Tim Betts

Mr. Tim Betts
Chairman
Muscle Maker, Inc.

Agreed and Accepted

As of this 10th day of July 2016.

WELLINGTON SHIELDS & CO., LLC WIRE INSTRUCTIONS

Bank:	JPMorgan Chase Bank One Chase Manhattan Plaza New York, N.Y. 10005
ABA No.	021000021
Acct Name:	Wellington Shields & Co., LLC 140 Broadway, 44th Floor New York, N.Y. 10005
Acct No.	806376612